NewAlliance and First Niagara Shareholders Approve Merger to
Create Regional Bank with $29 Billion in Assets

BUFFALO, N.Y. and NEW HAVEN, Conn., December 20, 2010 – First Niagara Financial Group, Inc. (Nasdaq: FNFG) and NewAlliance Bancshares (NYSE: NAL) shareholders approved the bank holding companies’ merger to create a regional financial institution with $29 billion in assets, $18 billion in deposits and 340 branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts.

More than 90% of First Niagara shares and more than 94% of NewAlliance shares were voted in support of the merger at the companies’ special meetings of shareholders, Monday.

“We’re pleased by the overwhelming support of NewAlliance stockholders for our merger with First Niagara,” said NewAlliance Chairman, President and Chief Executive Officer Peyton Patterson.  “This combination delivers significant value to our stockholders, creates an even stronger financial institution, enhances our high quality service and product offerings for customers and increases the support of our communities in New England over the long term.”
The transaction is expected to close in April 2011, subject to regulatory approval.

“Today’s vote of confidence from our companies’ shareholders is an important milestone as we prepare to integrate First Niagara and NewAlliance next year,” First Niagara President and Chief Executive Officer John R. Koelmel said.  “By joining forces with NewAlliance in New England, we intend to continue our track record of increasing the availability of credit wherever we do business, maintaining local decision-making and making a positive difference in the local communities we serve through our economic and philanthropic activities in the markets we serve.”

About NewAlliance Bancshares

NewAlliance Bancshares is a New Haven, Connecticut headquartered regional banking and financial services company and the parent company of NewAlliance Bank, the third largest bank headquartered in Connecticut and fourth largest headquartered in New England.  NewAlliance Bank has a network of 88 branches in Connecticut and western Massachusetts with assets of $8.8 billion.  NewAlliance Bank provides a full range of consumer and commercial banking products and services, trust services and investment and insurance products and services.  The bank’s website is at www.newalliancebank.com.  Shareholders are encouraged to monitor the investor relations section of the company’s website.

About First Niagara Financial Group

First Niagara Financial Group, Inc., through its wholly owned subsidiary, First Niagara Bank, N.A., has $21 billion in assets, 257 branches and $13 billion in deposits. First Niagara Bank is a multi-state community-oriented bank with about 3,800 employees providing financial services to individuals, families and businesses.  Upon completion of its pending merger with NewAlliance Bancorp, Inc. -- subject to customary closing conditions including approvals from regulators -- First Niagara will have more than $29 billion in assets, $18 billion in deposits and 340 branches across Upstate New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.fnfg.com.

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First Niagara Contact
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 819-5921 leslie.garrity@fnfg.com

NewAlliance Contact
Paul McCraven	Senior Vice President, Community Development
(203) 784-5001